Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of February 26, 2014 by and between Kevin B. Cashen, a resident of the State of Maryland (“Employee”), and Bay Bank, FSB, a federally chartered savings bank (“Employer”).  Bay Bancorp, Inc., a Maryland corporation and the parent company of Employer (“Parent”), joins in this Agreement for the sole and limited purpose of agreeing to comply with the provisions of Section 13(c)(i)(A)(4) and Section 13(c)(ii)(D) hereof.  The Employee and Employer are each sometimes referred to herein as a “Party” and are collectively sometimes referred to herein as the “Parties”.

W I T N E S S E T H

WHEREAS, Employee is currently employed by Employer as its President and Chief Executive Officer (the “CEO”), as evidenced by an Employment Agreement, dated as of June 30, 2010 (the “Original Agreement”), and is also employed by Parent as its President and Chief Executive Officer.

WHEREAS, in light of various changes that have taken place at Employer, including its merger with Carrollton Bank on April 19, 2013, the Parties desire to redefine their rights and obligations with respect to Employee’s employment with Employer by terminating the Original Agreement and entering into this Agreement.

NOW, THEREFORE, in consideration of the continued employment of Employee by Employer and of the Parties’ promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

A G R E E M E N T

1.  Employment and Duties. Employer hereby employs Employee to serve as its CEO.  In such capacity, during the Term (as defined in Section 2 hereof), Employee shall report directly to Employer’s Board of Directors and shall perform such duties and responsibilities as are customarily performed by persons acting in such capacity and as may be assigned to him from time to time by Employer’s Board of Directors (collectively, “Duties”).  Employee acknowledges and agrees that, as CEO, the Duties shall include the management, strategic planning, business planning and administration of Employer’s business.  Employee agrees that he may also be required from time to time to report to, and take direction from, the board of directors of Employer’s holding company.  During the Term, Employee (a) will devote his full time and efforts to performing the Duties, primarily from Employer’s headquarters office located at 2328 West Joppa Road, Lutherville, Maryland 20193 or at such other location as Employer may from time to time establish as its headquarters office from (each, an “Employment Location”), and (b) will not be engaged in any other activity, whether for compensation or otherwise, that interferes with the performance of the Duties.

2.  Term.  The term of Employee’s employment under this Agreement shall commence on February 27, 2014 (the “Commencement Date”) and, subject to Section 12 hereof, shall expire on the third anniversary of the Commencement Date (the “Initial Term”).  After the expiration of the Initial Term, Employee’s term of employment under this Agreement shall be renewed for successive one-year periods subject to Section 12 hereof (each, a “Renewal Term”; the Initial Term and each Renewal Term are each sometimes referred to herein as a “Term”) without further action by the Parties, unless either Party has provided the other Party with written notice at least 90 days prior to the commencement of a Renewal Term of such Party’s decision not to renew Employee’s employment under this Agreement for such Renewal Term.

3.  Compensation. As compensation for all services to be rendered by Employee during the Term pursuant to this Agreement, Employer shall pay Employee an annual base salary (“Base Salary”) and such other amounts as are set forth in, and in accordance with, Exhibit A hereto, which is incorporated herein by reference, net of applicable withholdings.  The Base Salary shall be paid in semi-monthly installments or such other compensation payment schedule as may be adopted by Employer for its full time employees.

4.  Expenses. During the Term, Employee shall be entitled to receive reimbursement for, or seek payment directly by Employer of, all reasonable expenses that Employee incurs in the performance of his Duties and that are consistent with Employer’s expense policy then in effect, provided that Employee accounts for such expenses in writing.

5.  Employee Benefits. During the Term, Employee shall be entitled to participate in the various employee benefit programs adopted by Employer from time to time that are available generally to executive officers of the Employer.

6.  Vacation. During the Term, Employee shall be entitled to vacation/leave as set forth in Exhibit A.

7.  Confidentiality.

(a)  Covenant of Confidentiality.  In Employee’s position as an officer and employee of Employer, Employee has had and will have access to Confidential Information, Trade Secrets and other proprietary information of vital importance to Employer and has and will also develop relationships with customers, employees and others who deal with Employer which are of value to Employer. Employee agrees and acknowledges that Employer may entrust Employee with highly sensitive, confidential, restricted and proprietary information, including, without limitation, Trade Secrets, Confidential Information, customer lists, and information concerning Business Opportunities and personnel matters (the “Protected Information”). Employee acknowledges that he shall bear a fiduciary responsibility to Employer, both during and after the Term, to protect the Protected Information from unauthorized use or disclosure, and he agrees that he will not use or disclose Protected Information unless authorized by Employer and except as may be necessary for him to perform the Duties.

(b)  Definitions.  As used in this Agreement:

(i)  “Trade Secret” shall mean the identity and addresses of customers of Employer and any other information, without regard to form, including, but not limited to, any technical or nontechnical data, any formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plans, and product plans, that (A) is valuable and secret (in the sense that it is not generally known by or available to competitors of Employer) and (B) otherwise qualifies as a “trade secret” under Maryland law pursuant to the Maryland Trade Secrets Act of 1990, as amended.

(ii)  “Confidential Information” shall mean all “non-public Personal Information,” as defined in Title V of The Gramm-Leach-Bliley Act (15 U.S.C. §§ 680 et seq.) and its implementing regulations (collectively, the “GLB Act”) that concerns any of the Employer’s “customers and/or consumers”, as defined by the GLB Act, and any data or information, other than Trade Secrets, which is material to Employer and not generally known by or available to the public. Confidential Information shall include, but not be limited to, Business Opportunities (as hereinafter defined) of Employer, the details of this Agreement, Employer’s business plans and financial statements and projections, information as to the capabilities of Employer’s employees, their respective salaries and benefits and any other terms of their employment and the costs of the services Employer may offer or provide to the customers it serves, and any list of actual or  active prospective customers, to the extent such information is material to Employer and not generally known by or available to the public.

(iii)  “Business Opportunities” shall mean any specialized information or plans of Employer not disclosed or available to the public concerning the provision of financial services to a Person, together with all related information concerning the specifics of any contemplated financial services regardless of whether Employer has contacted or communicated with such Person.

(iv)  “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, any other legal or commercial entity, or two or more of any of the foregoing having a joint or common interest.

(v)  “Affiliate”, with respect to a specified Person, shall mean a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person.

(c)  Exceptions.  Notwithstanding the definitions of Trade Secrets, Confidential Information, and Business Opportunities set forth in Section 7(a) of this Agreement, the terms Trade Secrets, Confidential Information and Business Opportunities shall not include any information:

(i)  that is or becomes generally available to the public other than as a result of disclosure by the Employee in violation of this Agreement;

(ii)  that was already known by Employee prior to the date he was first employed by Employer or its or that is developed by Employee after the termination of his employment with Employer through entirely independent efforts;

(iii)  that Employee obtains on a non-confidential basis from a source other than Employer or its Affiliates so long as such source is not bound by a confidentiality agreement with, or other contractual, legal, or fiduciary obligation of secrecy or confidentiality to, Employer or any other Person with respect to such information;

(iv)  that is required to be disclosed by law, except to the extent eligible for special treatment under an appropriate protective order; or

(v)  that Employer’s Board of Directors approves for release.

8.  Observance of Security Measures. During Employee’s employment with Employer, Employee shall observe all security measures adopted by Employer to protect Protected Information.

9.  Covenants to Protect the Company’s Business.  As used in this Section 9, the term “Employer” means, individually and collectively, Bay Bank, FSB and its Affiliates.

(a)  Restrictive Covenants.  For so long as Employee is employed by Employer and thereafter for a period of one year from the date on which Employee’s employment with Employer is terminated (the “Restricted Period”), Employee shall not, directly or indirectly, as owner, partner, director, officer, employee, agent, consultant, advisor, contractor or otherwise, whether for consideration or without consideration, for the benefit of any Person other than Employer, take any of the following actions:

(i)  Compete with Employer or otherwise engage in the sale of any products or the performance of any services which are the same as or substantially similar to, or which are intended to substitute for, products or services offered or provided by Employer during the Term (the “Competing Products and Services”) within a 60-mile radius of any office maintained by Employer at any time during the most recent Term;

(ii)  Solicit any Business Relation to purchase, or sell or otherwise provide banking products and services to such Business Relation;

(iii)  Employ, engage or solicit for employment or for engagement as an independent contractor or consultant, any Person who was employed by, or any Person who was engaged as an independent contractor by, Employer within the 12-month period immediately preceding any employment, engagement, or solicitation by the Employer; urge any such Person to reduce his or her employment with or provision of services to Employer or assist any such Person with any such reduction; or arrange to have any other Person employ or engage such Person; or

(iv)  Urge any Person to reduce its business with Employer or assist any Person with any such reduction.

Provided, however, that:  (A) the ownership by Employee of up to a five percent (5%) interest in the securities of a Person that are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall not constitute a breach of Section 9(a); and (B) a general solicitation through a public medium not specifically directed toward any Person shall not be considered a breach of this Section 9(a).

(b)  Definition of Business Relation.  As used in this Agreement, the term “Business Relation” shall mean any Person other than Employer who, at any time during the Employee’s term of employment with Employer, was a Person (i) who is or was a customer of Employer or a prospective customer of Employer, or (ii) who had entered into any contract or other arrangement with Employer for the provision of services or the sale of products, or (iii) to whom Employer had furnished or planned to furnish a proposal for the performance of services or the sale of products, or (iv) with whom Employer entered or agreed to enter into any other business relationship such as a joint venture, collaborative agreement, joint development agreement, teaming arrangement or agreement, or similar arrangement or understanding for the provision of services or sale of products.

(c)  No Disparagement.  During the Restricted Period, except as required by applicable law or the rules or regulations of any governmental or self-regulatory organization having jurisdiction over Employer and/or Employee, Employee will not make any statements or comments of a disparaging nature to any Person regarding Employer or its stockholders, directors, officers, personnel, products or services.

(d)  Acknowledgement.  Employee hereby acknowledges and agrees that the covenants and restrictions contained in this Section 9 regarding geographical scope, length of term and types of activities restricted are reasonable.

10.  Return of Materials; No Access. Upon the request of Employer and, in any event, upon the termination of Employee’s employment with Employer and its Affiliates, Employee shall deliver to Employer all memoranda, notes, records, manuals or other documents, including all copies of such materials containing Trade Secrets or Confidential Information, whether made or compiled by Employee or furnished to him from any source by virtue of his employment with Employer and its Affiliates (“Property”).  After the termination of Employee’s employment with Employer and its Affiliates, Employee shall not take any action to preserve or regain access to any Property through any means, including, without limitation, access to the facilities of Employer or its Affiliates or through a computer or other digital or electronic means.

11.  Remedies; Waiver.

(a)  Violation of Business Protection Covenants.  Employee acknowledges that a violation by him of any provision of Section 7 through Section 10, inclusive, of this Agreement (the “Business Protection Covenants”) may cause irreparable injury to Employer, and that there may be no adequate remedy at law for such violation.  Therefore, Employee agrees that, in addition to any other remedies for his violation of the Business Protection Covenants available to Employer, which shall include the recovery of all damages incurred, as well as reasonable attorney’s fees and other costs, Employer shall have the right, in the event of the breach or threatened breach of any provision of the Business Protection Covenants, to seek an injunction and/or temporary restraining order against such breach or threatened breach and/or to specifically enforce the Business Protection Covenants, and, in the case of a breach of Section 9 hereof, the duration of the Restricted Period shall be extended by the period of the breach and any litigation with respect thereto.

(b)  Remedies in General.  The remedies provided in this Agreement are not exclusive, and the Party suffering from a breach or default of this Agreement may pursue all other remedies, both legal and equitable, alternatively or cumulatively as permitted by law.  The prevailing Party in any action, suit or proceeding arising out of or relating to this Agreement shall be entitled to recover all costs and reasonable attorneys’ fees from the non-prevailing Party.  The failure of a Party to fully enforce any provision of this Agreement shall not be deemed to be a waiver of such provision or any part thereof, and the waiver by a Party of any provision of this Agreement shall not be deemed to be a waiver of any other provision of this Agreement or a waiver with respect to any other incidence of non-compliance therewith.  No waiver shall be effective unless in writing and signed by the Party so waiving.

12.  Termination.

(a)  Termination Prior to the Expiration of a Term.  During a Term, Employee’s employment with Employer:  (i) may be terminated at the election of Employer for Cause (as defined below), upon Employer’s delivery of notice thereof to Employee; (ii) may be terminated at the election of Employer without Cause at any time, upon Employer’s delivery of notice thereof to Employee; (iii) may be terminated at the election of Employee for Good Reason (as defined below), upon Employee’s delivery of notice thereof to Employer; (iv) may be terminated at the election of Employee without Good Reason, upon Employee’s delivery of notice thereof to Employer; (v) shall be terminated upon Employee’s death; or (vi) may be terminated at the election of either Party if Employee suffers a disability resulting in an inability to perform the Duties as set forth in Section 1 hereof for a period of 180 consecutive days, upon either Party’s delivery of notice of such election to the other Party.  Any termination of Employee’s employment by Employer pursuant to this Section 12(a) shall be approved by a majority of Employer’s Board of Directors, excluding the vote of Employee if he is then a director, before such termination will be effective.

(b)  Definitions.  For purposes of this Agreement:

(i)  “Cause” means:  (A) conduct by Employee that amounts to fraud, personal dishonesty, breach of fiduciary duty involving personal profit, gross negligence or willful misconduct in the performance of or intentional failure to perform his stated Duties; (B) Employee’s conviction (from which no appeal may be, or is, timely taken) of a felony or willful violation of any law, rule or regulation (other than traffic violations or similar offenses); (C) any federal or state regulatory authorities acting under lawful authority pursuant to provisions of federal or state law or regulation which may be in effect from time to time exercises any power granted to it by law or regulation to remove, prohibit or suspend Employee from participating in the conduct of Employer’s affairs; (D) willful violation of any final cease-and-desist order; (E) a knowing violation by Employee of federal or state banking laws or regulations which is likely to have a material adverse effect on Employer, as determined by the Board of Directors; (F) Employee’s material breach of any of Employer’s written policies, provided that copies thereof have been delivered to Employee; (G) Employee’s refusal to timely perform a reasonable and duly authorized directive of Employer’s Board of Directors that has been clearly communicated to Employee and that is consistent with the scope of the Duties unless Employee in good faith believes that such act would cause Employee to breach his fiduciary duties to Employer or that such act would be in violation of any federal or state law or regulation; (H) any representation or warranty made by Employee in this Agreement, or in any certificate, document or instrument executed and delivered to Employer by Employee in connection with this Agreement, is or becomes inaccurate or untrue; or (I) a material breach by Employee of any promise, covenant or other provision contained in this Agreement.

(ii) “Good Reason” means the satisfaction of both of the following requirements:

(A)  The facts and circumstances that shall constitute Good Reason are as follows:  (1) without Employee’s consent, Employer materially diminishes Employee’s then-current Base Salary rate, meaning by 10% or more, other than a diminution made pursuant to a salary reduction program applicable to all executive officers of Employer that is adopted by the Board of Directors; (2) without Employee’s consent, Employer materially diminishes (excluding premium adjustments and changes generally applicable to employees of Employer) any benefit granted or provided pursuant to Section 5 hereof, other than as part of a reduction in benefits applicable to all executive officers or employees of Employer; (3) without Employee’s consent, Employer materially diminishes Employee’s management authority; (4) without Employee’s consent, Employer requires Employee to perform his Duties primarily from an Employment Location that is more than 60 miles from Employee’s most recently-designated Employment Location; or (5) Employer breaches any material provision of this Agreement; and

(B)  Employee shall have given Employer written notice within 30 days of his knowledge or reason to know of the existence of any fact or circumstance constituting Good Reason as described in Section 12(b)(ii)(A) hereof, and Employer shall failed to cure or eliminate such fact(s) or circumstance(s) within 30 days of its receipt of such notice.

13.  Payments Upon Termination of Employment.

(a)  General.  If a Termination of Employment (as defined in Section 13(e)(vi) hereof) occurs, then Employee shall receive all unpaid compensation and benefits that have accrued through the date of such termination, which shall be paid in one lump-sum cash payment on the date of termination.  In addition, to the extent that the requirements of Section 13(b), Section 13(c) or Section 13(d) hereof are satisfied, Employee shall also receive the amounts and/or benefits described in those Sections, as applicable; provided, however, that Employee’s receipt of payments and benefits under Section 13(c)(i) shall render Employee ineligible for the payments and/or benefits under Section 13(c)(ii) or Section 13(d), Employee’s receipt of payments and benefits under Section 13(c)(ii) shall render Employee ineligible for the payments and/or benefits under Section 13(c)(i) or Section 13(d), and Employee’s receipt of payments under Section 13(d) shall render Employee ineligible for the payments and/or benefits under Section 13(c)(i) or Section 13(c)(ii).

(b)  Additional Payments Upon Termination Due to Death or Disability.  If there is a Termination of Employment pursuant to Section 12(a)(v) hereof due to Employee’s death or pursuant to Section 12(a)(vi) hereof due to Employee’s disability, then, in either case, Employer shall, subject to the conditions contained in this Section 13(b), pay the following additional amounts to Employee:

(i)  the cash value of any unused vacation that has accrued through the date of termination, computed on a daily basis; and

(ii)  an amount of cash determined by multiplying (A) the amount of any performance-based cash compensation that Employee would have received for the calendar year in which the Termination of Employment occurs had his employment not been terminated due to his death or disability by (B) a fraction, the numerator of which is the number of calendar days that Employee was employed during the calendar year in which the Termination of Employment occurs and the denominator of which is 365 (the “Pro-Rated Bonus”).

The cash value of unused vacation payable pursuant to Section 13(b)(i) shall be paid in one lump sum as follows:  (x) in the case of a Termination of Employment due to Employee’s death, to Employee’s estate within 10 business days after Employer receives written notice of such death; and (y) in the case of a Termination of Employment due to Employee’s disability, to Employee within 10 business days after the date of such termination.  The Pro-Rated Bonus, if earned, shall be paid to Employee or his estate, as applicable, in one lump-sum payment on April 15th of the calendar year immediately following the calendar year in which the Termination of Employment occurs (the “Bonus Payment Date”); provided, however, that, in the case of a Termination of Employment due to Employee’s disability, the Pro-Rated Bonus shall be paid only if Employee has signed and not revoked a general release of claims (in a form prescribed by Employer) of all known and unknown claims that Employee may then have against Employer and/or its Affiliates (the “Disability Release”) and such Disability Release has become effective and irrevocable on or before the Bonus Payment Date.  If the Disability Release has not been executed and delivered and become effective and irrevocable on or before the Bonus Payment Date, then Employee will forfeit any right to the Pro-Rated Bonus.  The Disability Release shall cover all claims, known or unknown, relating to Employee’s employment, including without limitation any claims for discrimination or the Employer’s breach of this Agreement.  The Disability Release shall exclude any claims with respect to any issued capital stock of Employer and any vested stock options (to the extent that such stock options by their terms expressly survive the termination of employment), and any post-employment payments, benefits or other obligations of Employer as contemplated by this Agreement.

(c)  Additional Payments Upon Termination Without Cause or for Good Reason.

(i)  Termination Within 12 Months of Change in Control.  If there is a Termination of Employment by Employer without Cause pursuant to Section 12(a)(ii) hereof or by Employee for Good Reason pursuant to Section 12(a)(iii) hereof that, in either case, occurs within 12 months after a Change in Control (as defined in Section 13(e)(iii) hereof), then, subject to Section 14 hereof, Employer shall pay Employee the following additional amounts and/or benefits:

(A)  Unreduced Payments and Other Benefits.

(1)  A lump sum cash payment of the value of any unused vacation that has accrued through the date of the Termination of Employment, computed on a daily basis;

(2)  A lump sum cash payment (the “Change in Control Payment”) in an amount equal to 2.99 times Employee’s Final Pay (as defined in Section 13(e)(i));

(3)  Employee may continue to participate in Employer’s medical, dental and life insurance benefits plan(s) during the 12 months immediately following the Termination of Employment on the same terms and conditions that apply to the CEO position; and

(4)  All unvested awards granted to Employee under the equity compensation plan(s) of Employer or Parent that have not expired or been forfeited pursuant to their terms shall, subject to the terms and conditions of such equity plan(s) and of the awards but notwithstanding any provisions thereof with respect to vesting, immediately vest and become fully exercisable or payable, as the case may be, and Employer or Parent, as applicable, shall take or cause to be taken all actions necessary, consistent with the terms and conditions of such equity plan(s), to effect such acceleration.

The amounts set forth in Section 13(c)(i)(A)(1) and (2) shall be paid within 10 days after the Release required under Section 14(c) hereof becomes effective and irrevocable.

(B)  Reduction of Termination Payments Upon Certain Changes in Control.

(1)  If it is determined that the aggregate present value of (i) such portion of Employee’s Change in Control Payment that is considered Contingent Payments (as defined in Section 13(e)(iv)) and (ii) all other Contingent Payments payable to Employee exceeds 2.99 times Employee’s Base Amount (as defined in Section 13(e)(v)) such that the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), would otherwise be triggered, then the Change in Control Payment shall be reduced to the extent necessary so that the aggregate present value of all Contingent Payments (including the Change in Control Payment) payable following such reduction does not exceed 2.99 times Employee’s Base Amount.

(2)  The determination that the aggregate present value of all Contingent Payments exceeds 2.99 times his Base Amount, and the calculation of the amount of any reduction, shall be made, at Employer’s discretion, by Employer’s outside auditing firm or by a nationally-recognized accounting or benefits consulting firm designated by Employer prior to a Change in Control.  The firm’s expenses shall be paid by Employer.

(3)  If the determination is made that the Change in Control Payment must be reduced in accordance with this Section 13(c)(i)(B), then the amount of the Change in Control Payment that is actually paid to Employee pursuant to Section 13(c)(i) will be the amount determined under this Section 13(c)(i)(B) (the “Reduced Payment”), which will be paid at the same time and in the same form otherwise specified in Section 13(c)(i)(A).

(ii)  Termination Not Within 12 Months of Change in Control.  If there is a Termination of Employment by Employer without Cause pursuant to Section 12(a)(ii) hereof or by Employee for Good Reason pursuant to Section 12(a)(iii) hereof that, in either case, does not occur within 12 months after a Change in Control, then, subject to Section 14 hereof, Employer shall pay Employee the following additional amounts and/or benefits:

(A)  The cash value of any unused vacation that has accrued through the date of termination, computed on a daily basis, which shall be paid in a lump sum within 10 day after the Release required under Section 14(c) hereof becomes effective and irrevocable;

(B)  A severance payment (“Severance”) in an amount equal to Employee’s Final Pay, which shall be paid in 12 equal monthly installments commencing within 10 days of the date that the Release required under Section 14(c) hereof becomes effective and irrevocable;

(C)  During the period that the Severance is paid, Employee may continue to participate in Employer’s medical, dental and life insurance benefits plan(s) on the same terms and conditions that apply to Employer’s principal executive officer position; and

(D)  All unvested awards granted to Employee under the equity compensation plan(s) of Employer or Parent that have not expired or been forfeited pursuant to their terms shall, subject to the terms and conditions of such equity plan(s) and of the awards but notwithstanding any provisions thereof with respect to vesting, immediately vest and become fully exercisable or payable, as the case may be, and Employer or Parent, as applicable, shall take or cause to be taken all actions necessary, consistent with the terms and conditions of such equity plan(s), to effect such acceleration.

(d)  Termination Upon Expiration of Term.  If there is a Termination of Employment on the last day of a Term pursuant to Section 2 hereof because Employer chooses not to renew Employee’s employment for a Renewal Term, then, subject to Section 14 hereof, Employee shall be entitled to receive continued salary payments from Employer at Employee’s then-current Base Salary level for 12 months following the date of termination, commencing within 10 days of the date that the Release required under Section 14(c) hereof becomes effective and irrevocable (the “Expiration Payments”).  For the avoidance of doubt, Employee shall not be entitled to receive the Expiration Payments if there is a Termination of Employment on the last day of a Term pursuant to Section 2 hereof because Employee chooses not to renew his employment for a Renewal Term.

(e)  Definitions.  As used in this Agreement:

(i)  “Final Pay” means the sum of (A) Employee’s Base Salary amount for the calendar year in which the termination of employment occurs (regardless of whether all such Base Salary has been paid at the time of termination) and (B) the average of the actual cash bonuses earned by Employee for the three calendar years immediately preceding the calendar year in which the termination of employment occurs.

(ii)  “benefits”, when used in respect of amounts to be paid to Employee upon the termination of his employment, shall not include accrued but unused vacation.

(iii)  “Change in Control” shall mean:

(A)  any transaction, whether by merger, consolidation, asset sale, tender offer, reverse stock split, or otherwise, which results in the acquisition or beneficial ownership (as such term is defined under rules and regulations promulgated under the Exchange Act) by any Person or any group of Persons acting in concert, of 50% or more of the outstanding shares of common stock of Employer;

(B)  the sale of all or substantially all of the assets of Employer; or

(C)  the liquidation of Employer.

(iv)  “Contingent Payments” means payments in the “nature of compensation” to (or for the benefit) of Employee if such payment is “contingent on a change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation,” as such terms are defined in Section 280G of the Code and the Treasury Regulations promulgated thereunder.

(v)  “Base Amount” means Employee’s “annualized includible compensation for the base period,” within the meaning of Sections 280G(d)(1) and (d)(2) of the Code and the Treasury Regulations promulgated thereunder.

(vi)  “Termination of Employment” means the Employee’s “separation from service” within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder.

14.  Conditions to Employer’s Obligations.

(a)  Payments in General.  Notwithstanding anything in this Agreement to the contrary, any payments made to Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(k)) and the regulations promulgated thereunder (including those contained in 12 C.F.R. Part 359), as such statutory provision and regulations may be amended, superseded and/or replaced from time to time.  In addition, if a payment obligation under this Agreement arises on account of the termination of Employee’s employment while Employee is a “specified employee” (as defined under Section 409A of the Code and determined in good faith by Employer), any and all payments of “deferred compensation” (as defined in Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that are scheduled to be paid within six months after such termination of employment shall be paid in a lump sum within 15 days after the end of the six-month period beginning on the date of such termination of employment.  If Employee dies prior to the date payments are required to commence in accordance with the previous sentence, then payment shall be made in a lump sum within 15 days after the appointment of the personal representative or executor of Employee’s estate following his death.  This Agreement and all payments hereunder are intended to comply with, or otherwise be exempt from, Section 409A of the Code and shall be administered, interpreted, and construed in a manner consistent with Section 409A(a)(1)(B) of the Code.  Should any provision of this Agreement be found not to comply with, or otherwise be exempt from, the provisions of Section 409A of the Code, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of Employer and without Employee’s consent, in such manner as Employer determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A of the Code.  Notwithstanding anything in this Agreement to the contrary, in no event shall Employer exercise its discretion to accelerate the timing or settlement of any required payment hereunder where such payment constitutes deferred compensation within the meaning of Section 409A of the Code unless, and solely to the extent that, such accelerated payment or settlement is permissible under Treasury Regulation section 1.409A-3(j)(4) or any successor provision.

(b)  Regulatory Matters.  Notwithstanding anything in this Agreement to the contrary, this Agreement, and the rights and obligations of the Parties, shall be subject to the following:

(i)  If Employee is suspended and/or temporarily prohibited from participating in the conduct of Employer’s affairs by a notice served under Section 8(e)(3) or (g)(1) of Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(3) and (g)(1)), then Employer’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, then Employer may in its discretion (A) pay Employee all or part of the compensation withheld while its obligations hereunder were suspended, and (B) reinstate (in whole or in part) any of its obligations which were suspended.

(ii)  If Employee is removed and/or permanently prohibited from participating in the conduct of Employer’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(4) or (g)(1)), then all obligations of Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the Parties shall not be affected.

(iii)  If Employer is in default, as defined in Section 3(x)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1813(x)(1)), then all obligations under this Agreement shall terminate as of the date of default, but this paragraph (iii) shall not affect any vested rights of the Parties.

(iv)  All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the Agreement is necessary for the continued operation of Employer:

(A)  By the applicable Regional Director (the “Director”) of the Federal Deposit Insurance Corporation (the “FDIC”) or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of Employer under the authority contained in 13(c) of the Federal Deposit Insurance Act; or

(B)  By the Director or his or her designee, at the time the Director or his or her designee and any other federal banking agency that supervises Employer approve a supervisory merger to resolve problems related to operation of Employer or when Employer is determined by the Director and/or any other federal banking agency that supervises Employer to be in an unsafe or unsound condition.

Provided, however, that any rights of the Parties that have already vested shall not be affected by such action.

(c)  Release for Change in Control Payments, Severance and Expiration Payments.  Notwithstanding anything to the contrary contained in this Agreement, Employer shall have no obligation to pay the cash value of unused vacation or the Change in Control Payment (or Reduced Payment, if applicable) pursuant to Section 13(c)(i), to pay the cash value of unused vacation or the Severance pursuant to Section 13(c)(ii), or the make the Expiration Payments pursuant to Section 13(d) unless Employee:  (i) has returned all Property to Employer; and (ii) signs and does not revoke a general release of claims (in a form prescribed by Employer) of all known and unknown claims that Employee may then have against Employer and/or its Affiliates (the “Release”) and provided that such Release becomes effective and irrevocable no later than 60 days following the termination date (such deadline, the “Release Deadline”).  If the Release does not become effective and irrevocable by the Release Deadline or either of items (i) or (ii) above is not satisfied, then Employee will forfeit any rights to the Change in Control Payment (or Reduced Payment, if applicable), the Severance, the cash value of unused vacation and/or the Expiration Payments payable under this Agreement.  In no event will the Change in Control Payment (or Reduced Payment, if applicable), the Severance, the cash value of unused vacation or the Expiration Payments be paid or provided until the Release becomes effective and irrevocable on or before the Release Deadline.  The Release shall cover all claims, known or unknown, relating to Employee’s employment, including without limitation any claims for discrimination or the Employer’s breach of this Agreement.  The Release shall exclude any claims with respect to any issued capital stock of Employer, any vested stock options (to the extent that such stock options by their terms expressly survive the termination of employment), the Change in Control Payment (or Reduced Payment, if applicable), the Severance, the cash value of unused vacation, the Expiration Payments, and other benefits and other post-employment obligations of Employer as contemplated by this Agreement.

15.  Withholding of Taxes.  All compensation and benefits payable to Employee under this Agreement shall be subject to all applicable tax withholding requirements.

16.  Employee’s Representations and Warranties.

(a)  No Conflicting Agreements.  Employee represents and warrants to Employer that he is not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding which in any manner would limit or otherwise affect his ability to provide the Duties hereunder, including, without limitation, any contract, agreement or understanding containing terms and provisions similar in any manner to those contained in Section 9 of this Agreement.

(b)  Third-Party Information.  Employee represents, warrants and covenants to Employer that he will not disclose to Employer or otherwise use, in the course of his employment with Employer, any confidential information that he is restricted from disclosing or using pursuant to any other agreement or duty to any other Person.

17.  Notices. Any notice or other communication required or permitted to be given to a Party shall be in writing and addressed to such Party as set forth below. Notices shall be effective when actually delivered by any commercially reasonable means, provided that if such delivery occurs on any day other than a business day or after the close of business on any business day, the same shall be effective on the next business day. Further, notices sent by certified or registered mail, return receipt requested, or by nationally recognized express courier service, shall be effective on the earlier of (a) actual delivery or (b) refusal to accept delivery or on failure of delivery because the recipient address is not open to receive deliveries between 9:00 am and 5:00 pm on any business day. Notices sent by facsimile or other electronic means shall be effective only if also sent by nationally recognized express courier service for delivery on the next business day.  All notices and other communications shall be addressed as follows:

if to Employer:

Chairman of the Board of Directors
Bay Bank, F.S.B.
23238 West Joppa Road, Suite 325
Lutherville, Md. 21093; and

if to Employee:

Kevin B. Cashen
2 Grainfield Court
Catonsville, Maryland 21228.

18.  Miscellaneous.

(a)  Entire Agreement.  This Agreement, together with Exhibit A, constitutes and expresses the whole agreement of the Parties in reference to the employment of Employee by Employer, and there are no representations, inducements, promises, agreements, arrangements, or undertakings oral or written, between the Parties other than those set forth herein.  Without limiting the generality of the foregoing, the Original Agreement is hereby terminated, superseded and replaced by this Agreement.

(b)  Governing Law; Waiver of Jury Trial; Venue and Jurisdiction.  This Agreement has been made in and shall be governed by and construed in accordance with the laws of the State of Maryland, exclusive of any conflicts of law principle which would apply the law of another jurisdiction, and, to the extent applicable, the laws of the United States, whether as to its validity, construction, capacity, performance or otherwise.  THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION ARISING UNDER THIS AGREEMENT.  Any judicial proceeding arising out of or relating to this Agreement (including any declaratory judgments) shall, if it is to be filed in State court, be filed exclusively in the State courts located in Baltimore County, Maryland or, if is to be filed in Federal court, be filed exclusively in the Federal courts located in Baltimore, Maryland, and each Party hereby consents to, and will submit to, the personal and subject matter jurisdiction of such courts in any proceeding to enforce any of its obligations under this Agreement and shall not contend that any such court is an improper or inconvenient venue.  The foregoing shall not limit the right of any Party to obtain execution of judgment in any other jurisdiction.

(c)  Severability.  It is the desire and intent of the Parties that the provisions contained in each Section of this Agreement, and within the subsections of such Sections, especially (but in no way limited to) those provisions of Section 9 hereof, are intended to be separate and divisible, severable from every other contract and course of business by and between the Parties, and shall be enforced to the fullest extent permissible under applicable laws and public policies.  Accordingly, if any portion of any provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid or unenforceable, then (i) such portion shall not be held to affect the validity of any other provision contained in this Agreement, and (ii) such portion shall be deemed amended either to conform to such restrictions as such court may allow or to delete therefrom or reform the portion thus adjudicated to be invalid and unenforceable.  The Parties hereby expressly request and authorize any court of competent jurisdiction to modify any provision of this Agreement or portion thereof if necessary to render it enforceable in such manner as to preserve as much as possible the Parties’ original intentions, as expressed therein, with respect to the scope thereof.  Without limiting the generality of the foregoing provisions of this Section 18(c), the Parties agree that the existence of any claim, suit or action by Employee against Employer, whether predicated upon this Agreement or any other agreement, shall not constitute a defense to Employer’s enforcement of any covenant made by Employee in Section 7 through Section 10, inclusive, of this Agreement.

(d)  Time is of the Essence.  Time is of the essence in this Agreement.

(e)  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns. This Agreement shall not be assignable by Employee.

(f)  Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute but a single instrument.  The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of an original of this Agreement for all purposes.  Signatures of the Parties transmitted by facsimile or PDF transmission shall be deemed to be their original signatures for all purposes.

(g)  Survival of Certain Provisions.  The provisions of Section 7 and of Sections 9 through 18, inclusive, of this Agreement shall survive the termination of the Employee’s employment under this Agreement and shall remain in full force and effect until the Parties have fully performed thereunder and, in any event, until the applicable statute of limitations thereon have expired.

(h)  Headings; Construction.  The headings of Sections and subsections contained in this Agreement are provided for convenience only.  They form no part of this Agreement and shall not affect its construction or interpretation.  All references to Sections, subsections, paragraphs, clauses or other subdivisions in this Agreement refer to the corresponding Sections, subsections, paragraphs, clauses or other subdivisions of this Agreement.  All words used in this Agreement shall be construed to be of such gender or number as the circumstances require.  Unless otherwise specifically noted, the words “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular Section, subsection, paragraph, clause or other subdivision of this Agreement.

[Signatures Appear on Next Page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

EMPLOYEE:

/s/ Kevin B. Cashen
Kevin B. Cashen

EMPLOYER:

BAY BANK, F.S.B.

By:	/s/ Joseph J. Thomas
Name:	Joseph J. Thomas
Title:	Chairman

Bay Bancorp, Inc. joins in this Agreement for the sole and limited purpose stated in the opening paragraph of this Agreement, and has executed this Agreement as of the day and year first written above.

BAY BANCORP, INC.

By:	/s/ Joseph J. Thomas
Name:	Joseph J. Thomas
Title:	Chairman

Exhibit A
to Kevin Cash Employment Agreement

Compensation and Benefits

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Employment Agreement that is attached hereto (the “Agreement”).

Base Salary

For services rendered under the Agreement, Employee shall be entitled to receive a Base Salary of not less than $250,000 per year, subject to periodic review by Employer’s Board of Directors.

Performance Incentive Bonus

During the Term, Employee may be eligible to earn a performance incentive compensation award (“Incentive Compensation”) in respect of each of Employer’s fiscal years.  The amount of the Incentive Compensation to which Employee may be eligible for a fiscal year and the medium and timing of its payment will be determined from time to time by Employer’s Board of Directors or its Compensation Committee.  Without limiting the foregoing, the extent to which the Incentive Compensation is earned and paid may be based on criteria relating to both Employer’s performance as a whole and Employee’s individual performance, which criteria will be determined by the Employer’s Board of Directors and/or its Compensation Committee, in their sole discretion, after consulting with Employee.

Notwithstanding anything to the contrary contained herein, the Incentive Compensation will not be paid until Employer’s Board of Directors has determined, in accordance with reasonable safety and soundness standards and subject to any regulatory requirements or limitations, that the overall financial condition of Employer, including, without limitation, asset quality, will not be adversely affected by such payment.

Equity Compensation

The Employee will be eligible to participate in such equity compensation plans (“Equity Plans”) as the Board of Directors of Employer or Parent may establish and implement from time to time covering Employee and similarly situated executives of Employer, as and to the extent determined by the administrator(s) of such Equity Plans.

Leave/Vacation

The Employee shall be entitled to four (4) weeks of paid leave/vacation per year.  The use of accrued leave or vacation must be pre-approved by Employer’s Chief Executive Officer, and Employee may not use more than two (2) continuous weeks of vacation.  If any leave/vacation days accrued in a fiscal year remain unused by Employee at the end of such fiscal year, then Employee may carry over a maximum of five (5) unused leave/vacation days into the immediately subsequent fiscal year.

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Health and Other Insurance Benefits:

Employee shall be entitled to participate in such health, hospitalization, dental, life insurance, and other insurance plans as may be adopted by Employer’s Board of Directors for similarly situated executive officers of the Employer and their dependents to the extent the provisions, rules, and regulations of such plans make Employee and his dependents eligible for participation therein.  In addition, Employer will provide Employee with a minimum of $300,000 in group term life insurance coverage during the Term.

Professional and Civic Associations:

Employer will pay Employee’s professional license fees, continuing education costs, membership dues in such professional and civic associations as agreed upon by Employer’s Chief Executive Officer and the Employee.

It is the responsibility of Employer’s Chief Executive Officer and Board of Directors to treat all executive incentive compensation in accordance with the guidance provided by the Office of the Comptroller of the Currency.  Executive incentive compensation must conform to reasonable safety and soundness standards and all regulatory requirements or limitations on the institution.

By signing below, Employee confirms his understanding and agreement that the Employment Agreement to which this Exhibit A is attached is subject to ratification by Employer’s Board of Directors at its next scheduled meeting.

EMPLOYEE

/s/ Kevin B. Cashen
Kevin B. Cashen

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